EXHIBIT 107
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
UpHealth, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other(2)	933,557(3)	$0.3135	$292,670.12	0.00014760	$43.20
Total Offering Amounts					$292,670.12		43.20
Total Fee Offsets							—
Net Fee Due							$43.20

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of UpHealth, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $0.3135, the average of the high and low price of the Registrant’s Common Stock on January 31, 2024, as reported on the over-the-counter market.

(3)	Represents shares of Common Stock issuable pursuant to the Plan being registered herein, which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan, shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.